UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2005

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30981	06-1338846
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Science Park New Haven, Connecticut		06511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (203) 773-1450

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Merger Agreement

On June 20, 2005, Genaissance Pharmaceuticals, Inc. (the “Company”), Clinical Data, Inc. (“Clinical Data”) and Safari Acquisition Corporation (“Safari”), a wholly owned subsidiary of Clinical Data, entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Clinical Data will acquire the Company in a stock-for-stock reverse triangular merger (the “Merger”) valued at approximately $56 million, which amount includes approximately $9.0 million of assumed debt.  In the Merger, Safari will merge with and into the Company, which will result in the Company becoming a wholly owned subsidiary of Clinical Data.  Following the Merger, former stockholders of the Company will hold approximately 40% of the outstanding capital stock of Clinical Data.

The Merger Agreement provides that the common stockholders of the Company will receive 0.065 newly issued, publicly registered shares of common stock of Clinical Data in exchange for each of their shares of Company common stock.  The Merger Agreement also provides that the holder of all of the Company Series A Preferred Stock will receive newly issued, unregistered shares of Series A Preferred Stock of Clinical Data in exchange for its shares of Company Series A Preferred Stock.  The exchange ratio of the Company Series A Preferred Stock will be determined on the eleventh day following the announcement of the Merger based on the average closing prices of Clinical Data’s common stock over a specified period of time.  Clinical Data will also assume all existing Company stock option plans, including all currently outstanding stock options to acquire the Company common stock, as well as all outstanding warrants for the Company common stock.

Stockholders of the Company will be entitled to statutory appraisal rights under the Delaware General Corporation Law.  The Merger Agreement provides that if holders of more than 4% of the outstanding capital stock of the Company, on an as-converted basis, exercise and perfect such appraisal rights, Clinical Data may terminate the Merger Agreement (the “Appraisal Rights Condition”).  The holder of the Company Series A Preferred Stock has entered into a voting agreement, as more fully described herein, and has affirmatively waived such appraisal rights.

During the period of time between the signing of the Merger Agreement and the effectiveness of the Merger, the Company has obligated itself generally to conduct its business only in the ordinary course and in substantially the same manner as previously conducted.  As more fully described in the Merger Agreement, the Company has also agreed to not take certain actions with respect to its capital stock, certain expenditures, incurrence of debt, sale, lease, exchange or license of certain assets, as well as other matters.  The Company is also prohibited, subject to certain exceptions, from soliciting and negotiating additional offers from third parties to purchase or merge with the Company.

In the Merger Agreement, Clinical Data and the Company as the surviving company have each agreed to indemnify the directors and officers of the Company for all liabilities and costs arising out of any claims or suits pertaining to the fact that such person is or was an officer or director of the Company, including those claims based on matters existing at or prior to the effective time of the Merger.  Clinical Data is obligated to advance expenses related to defending such claims.

Pursuant to the Merger Agreement, the Company has agreed to pay Clinical Data a (i) termination fee equal to approximately $1.325 million under certain circumstances, including upon a termination of the Merger Agreement in favor of a Superior Proposal (as defined in the Merger Agreement) and (ii) expense reimbursement equal to $716,000 under certain other circumstances, including upon a termination of the Merger Agreement as a result of the Appraisal Rights Condition.  In addition, Clinical Data has agreed to pay the Company a termination fee equal to approximately $1.325 million under certain circumstances and expense reimbursement equal to $716,000 under certain other circumstances.

The Company and Clinical Data will prepare and file with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus and registration statement on Form S-4, and will hold separate special meetings of their respective stockholders for purposes of approving the transactions contemplated by the Merger Agreement.  In addition to stockholder approval of both companies, consummation of the merger is subject to a number of certain customary conditions including the receipt of all necessary third party consents.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.  The Merger Agreement has been included to provide information regarding its terms.  It is not intended to provide any other factual information about the Company.  Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Voting Agreements

Concurrently with the execution of the Merger Agreement, on June 20, 2005, the Company entered into definitive voting agreements (the “Clinical Data Voting Agreements”) with Clinical Data and certain holders of Clinical Data common stock (Israel M. Stein, M.D., Randal J. Kirk, RJK, L.L.C., New River Management II, LP, Kirkfield, L.L.C., Third Security Staff 2001 LLC, and Zhong Mei, L.L.C.) beneficially owning an aggregate of approximately 75.4% of the outstanding common stock of Clinical Data.   Pursuant to the Clinical Data Voting Agreements, such stockholders have, among other things, agreed to vote their shares of Clinical Data common stock (a) in favor of approving the issuance of shares of Clinical Data common stock in the Merger and the other transactions contemplated by the Merger Agreement and (b) against any action or agreement submitted to Clinical Data stockholders that would result in a breach of Clinical Data’s representations, warranties, covenants or other obligations under the Merger Agreement.  In addition, each such Clinical Data stockholder granted the Company an irrevocable proxy to vote all of the shares of capital stock of Clinical Data that such stockholder owns in a manner consistent with the voting covenants described above.

Also concurrently with the execution of the Merger Agreement, on June 20, 2005, the Company entered into a definitive voting agreement (the “Company Voting Agreement”) with

Clinical Data and RAM Trading, Ltd. (“RAM”), the holder of all of the Company’s Series A Preferred Stock and representing approximately 10.2% of the Company’s voting capital stock, pursuant to which RAM has, among other things, agreed to vote its shares of Company Series A Preferred Stock (a) in favor of approving the Merger and the other transactions contemplated by the Merger Agreement and (b) against any action or agreement submitted to the Company’s stockholders that would result in a breach of the Company’s representations, warranties, covenants or other obligations under the Merger Agreement.  In addition, RAM has granted Clinical Data an irrevocable proxy to vote its shares of Company Series A Preferred Stock in a manner consistent with the voting covenants described above.

Copies of the Merger Agreement, the Clinical Data Voting Agreements and the Company Voting Agreement are attached as Exhibits 2.1, 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference as though fully set forth herein. The foregoing summary of the Merger Agreement, the Clinical Data Voting Agreements and the Company Voting Agreement and the transactions contemplated thereby are qualified in their entirety by the complete text of such documents filed herewith.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENAISSANCE PHARMACEUTICALS, INC.

Date: June 24, 2005	By:	/s/ Ben D. Kaplan
Ben D. Kaplan Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 20, 2005, among Clinical Data, Inc., Safari Acquisition Corporation and Genaissance Pharmaceuticals, Inc.

99.1	Voting Agreement, dated as of June 20, 2005, among Clinical Data, Genaissance Pharmaceuticals, Inc. and Israel M. Stein, M.D.

99.2

Voting Agreement, dated as of June 20, 2005, among Clinical Data, Genaissance Pharmaceuticals, Inc., Randal J. Kirk, RJK, L.L.C., New River Management II, LP, Kirkfield, L.L.C., Third Security Staff 2001 LLC, and Zhong Mei, L.L.C.

99.3	Voting Agreement, dated as of June 20, 2005, among Clinical Data, Genaissance Pharmaceuticals, Inc. and RAM Trading, Ltd.